EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

May 8, 2018

AquaVenture Holdings Limited Announces First Quarter 2018 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM  (“WAASTM”) solutions, today reported financial results for the quarter ended March 31, 2018.

Highlights

For the three months ended March 31, 2018:

•	Total revenues of $32.5 million reflected a 12.3% increase over the same period of 2017, comprised of 20.1% and 4.2% increases in the Quench and Seven Seas Water segments, respectively.
•	Net loss was $6.3 million, or ($0.24) per share, compared to a net loss of $6.0 million, or ($0.23) per share, in the same period of 2017.
•	Adjusted EBITDA was $10.3 million, a 17.5% increase over the same period of 2017. Adjusted EBITDA Margin was 31.7%, an improvement of 140 basis points over 30.3% in the prior year period.
•	Adjusted EBITDA plus principal collected on the Peru construction contract increased 16.5% to $11.5 million from $9.9 million in the same period of 2017.
•	Quench completed three acquisitions, acquiring substantially all the point-of-use water filtration assets of Clarus Services and Watermark USA in January, and Wa-2 Water in March.
•

In February, Seven Seas Water entered into two agreements: one for the purchase of a majority interest in a desalination plant in Accra, Ghana and the other for the purchase of a seawater reverse osmosis plant in Long Island, The Bahamas.

“We started 2018 with solid performance as we achieved strong first quarter results in both our Seven Seas Water and Quench segments. We delivered double digit year-over-year growth in both total revenues and Adjusted EBITDA plus principal on the Peru construction contract,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer. “These results are indicative of Seven Seas Water and Quench’s solid underlying business operations coupled with the success we have seen on the acquisitions front. In Seven Seas Water, our team continues to advance towards the closing of the recently-announced acquisitions of the desalination plants in Accra, Ghana and Long Island, The Bahamas, as we pursue new opportunities. In Quench, we have seen solid execution during the first quarter on our acquisition strategy, and completed an additional tuck-in acquisition in April. We remain committed to driving growth in both businesses to bring clean, potable water to more people throughout the world.”

Consolidated Financial Performance

All financial information presented herein has been restated as a result of the adoption of the new revenue recognition standard.  In addition, the Company modified its accounting policy in connection with the classification of the principal collected on long-term receivables within the consolidated statement of cash flows to record the cash inflow through operating activities as compared to investing activities for all periods presented.

For the first quarter of 2018, total revenues increased 12.3% to $32.5 million from $28.9 million in the 2017 period, which included 8.8% of inorganic growth from acquisitions and 3.5% of organic growth.  Total gross margin increased 60 basis points to 52.4% for the first quarter of 2018 from 51.8% in the same period of 2017.

Total selling, general and administrative expenses (“SG&A”) increased to $19.6 million in the first quarter of 2018 from $17.2 million in the prior year period.

Net loss for the first quarter of 2018 was $6.3 million, compared to a net loss of $6.0 million in the same period of 2017.  Adjusted EBITDA was $10.3 million for the first quarter of 2018, a 17.5% increase over $8.8 million in the prior year period. Adjusted EBITDA Margin of 31.7% for the first quarter of 2018 increased 140 basis points from 30.3% in the same period of 2017. Adjusted EBITDA plus the principal collected on the Peru construction contract was $11.5 million in the first quarter of 2018 compared to $9.9 million in the prior year period, an increase of 16.5%.

Net cash provided by operating activities for the quarter ended March 31, 2018 was $5.1 million compared to $6.2 million for the comparable period of 2017. Capital expenditures were $2.8 million for the current quarter, compared to $3.2 million in the same period of 2017.

As of March 31, 2018, cash and cash equivalents was $110.0 million and total debt was $172.8 million.

First Quarter 2018 Segment Results

Seven Seas Water

Seven Seas Water revenues of $14.7 million for the first quarter of 2018 increased 4.2% from $14.1 million in the same period of 2017. This organic increase was mainly driven by our Peru operations, which had $0.4 million higher revenue from increased production in the current quarter compared to the prior year period and $0.2 million of revenue in connection with non-routine services performed for the customer.  In addition, there were increases of $0.1 million from our USVI operations primarily resulting from increases in production volumes and $0.1 million for our BVI operations primarily due to increases in the water rate compared to the prior year period.

Seven Seas Water gross margin of 55.9% for the first quarter of 2018 increased 570 basis points from 50.2% in the same period of 2017. The increase was primarily due to higher revenues and the timing of incurring repairs and maintenance expense in our Peru operations, and higher revenues without a commensurate increase in costs in our USVI and BVI operations.

Seven Seas Water SG&A for the first quarter of 2018 increased $0.8 million to $7.6 million compared to the prior year period. The increase was mainly due to $0.5 million higher acquisition-related expenses and a $0.2 million loss on disposal of assets in the current quarter.

Net loss for our Seven Seas Water segment was $1.1 million for the three months ended March 31, 2018 compared to net loss of $2.8 million in the same period of 2017. Adjusted EBITDA of $7.2 million for the first quarter of 2018 increased 22.8% over $5.9 million in the prior year period. Adjusted EBITDA Margin increased 740 basis points to 48.8% in the first quarter of 2018 from 41.4% in the same period of 2017. Adjusted EBITDA plus principal collected on the Peru construction contract was $8.4 million in the first quarter of 2018, an increase of 20.5% over $7.0 million in the prior year period.

Quench

Quench revenues of $17.8 million for the first quarter of 2018 increased 20.1% from $14.8 million in the same period of 2017. Rental revenues increased $1.2 million, or 9.0%, compared to the prior year period, which was comprised of 4.6% organic growth due to additional units placed under new leases in excess of unit attrition and 4.4% inorganic growth from acquisitions. Other revenues increased $1.8 million compared to the same period of 2017, driven by the inclusion of dealer equipment sale revenue resulting from our September 2017 Wellsys acquisition.

Quench gross margin for the first quarter of 2018 decreased 390 basis points to 49.5% from 53.4% for the same period of 2017, primarily due to (i) the inclusion of lower-margin Wellsys dealer equipment sales, and (ii) increased costs for service personnel related to annual merit increases made during the first quarter; an increase in headcount to support future growth; and an increase in depreciation expense related to additional units placed on lease.

Quench SG&A for the first quarter of 2018 increased $1.3 million to $10.7 million compared to the prior year period.  The increase was primarily due to $0.5 million higher amortization expense primarily related to deferred lease costs in connection with additional units placed on lease and $0.3 million higher compensation and benefits expense driven by increased headcount.

Quench net loss of $2.6 million for the first quarter of 2018 was flat compared to the same period of 2017. Adjusted EBITDA of $4.1 million for the first quarter of 2018 increased 7.2% over $3.8 million in the prior year period. Adjusted EBITDA Margin decreased 270 basis points to 23.1% in the first quarter of 2018 from 25.8% in the prior year period.

Corporate and Other

Corporate and Other SG&A for the first quarter of 2018 increased to $1.3 million from $0.9 million in the same period of 2017.  The increase was mainly due to an increase in share-based compensation from incremental equity awards granted to certain members of our board of directors throughout 2017 and higher professional fees related to corporate activities.

2018 Outlook

For the full year 2018 outlook, the Company reaffirms that it expects to achieve the following financial results:

•	Revenues between $131 million and $136 million;
•	Adjusted EBITDA between $42 million and $47 million;
•	Principal collected on the Peru construction contract is projected to be $4.9 million; and
•	Adjusted EBITDA plus the principal collected on the Peru construction contract between $47 million and $52 million.

The impact of the binding agreement with Abengoa Water to purchase a majority interest in a desalination plant in Accra, Ghana has not been included in the 2018 outlook due to the pending conditions precedent.

The above statements are based on current expectations and supersede previously provided guidance. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Tuesday, May 8, 2018 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through May 15, 2018 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13679059. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2018 financial results; expectations regarding future business development and acquisition activities; its expectations regarding performance, growth, cash flows and margins from recently completed and pending acquisitions; the impacts on operating results of the timing, size and accounting treatment of acquisitions; AquaVenture’s ability to complete the proposed acquisitions on the terms or in the timeframes currently expected; and the ability of the conditions to closing to be satisfied or waived, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$109,950	$118,090
Restricted cash	2,000	—
Trade receivables, net of allowances of $859 and $1,045, respectively	18,453	19,593
Inventory	8,849	8,228
Current portion of long-term receivables	7,026	6,878
Prepaid expenses and other current assets	3,203	3,874
Total current assets	149,481	156,663
Property, plant and equipment, net	111,956	112,771
Construction in progress	9,697	10,437
Restricted cash	4,010	4,269
Long-term receivables	41,993	43,796
Other assets	4,689	4,307
Deferred tax asset	247	38
Intangible assets, net	123,205	122,169
Goodwill	101,637	99,495
Total assets	$546,915	$553,945
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,217	$3,508
Accrued liabilities	10,060	12,837
Current portion of long-term debt	6,173	6,483
Deferred revenue	3,049	2,454
Total current liabilities	22,499	25,282
Long-term debt	166,578	167,772
Deferred tax liability	5,322	5,266
Other long-term liabilities	11,563	11,429
Total liabilities	205,962	209,749
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,503 and 26,482 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	571,779	568,593
Accumulated other comprehensive income	(100)	(17)
Accumulated deficit	(230,726)	(224,380)
Total shareholders' equity	340,953	344,196
Total liabilities and shareholders' equity	$546,915	$553,945

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Revenues:
Bulk water	$13,696	$12,965
Rental	13,959	12,804
Financing	1,048	1,183
Other	3,811	1,989
Total revenues	32,514	28,941
Cost of revenues:
Bulk water	6,507	7,046
Rental	6,456	5,754
Other	2,526	1,136
Total cost of revenues	15,489	13,936
Gross profit	17,025	15,005
Selling, general and administrative expenses	19,574	17,186
Loss from operations	(2,549)	(2,181)
Other expense:
Interest expense, net	(3,250)	(2,748)
Other expense, net	(140)	(182)
Loss before income tax expense	(5,939)	(5,111)
Income tax expense	407	890
Net loss	(6,346)	(6,001)
Other comprehensive income:
Foreign currency translation adjustment	(83)	—
Comprehensive loss	$(6,429)	$(6,001)

Loss per share – basic and diluted	$(0.24)	$(0.23)

Weighted-average shares outstanding – basic and diluted	26,491	26,386

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(6,346)	$(6,001)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,860	7,129
Share-based compensation expense	3,283	2,854
Provision for bad debts	249	30
Deferred income tax provision	(155)	710
Inventory adjustment	52	60
Loss on disposal of assets	553	268
Amortization of debt financing fees	239	209
Other	12	38
Change in operating assets and liabilities:
Trade receivables	1,103	3,503
Inventory	(512)	551
Prepaid expenses and other current assets	708	(1,323)
Long-term receivable	1,656	1,520
Other assets	(1,023)	(602)
Current liabilities	(2,717)	(2,905)
Long-term liabilities	122	122
Net cash provided by operating activities	5,084	6,163
Cash flows from investing activities:
Capital expenditures	(2,847)	(3,174)
Net cash paid for acquisition of assets or business	(6,653)	(186)
Net cash used in investing activities	(9,500)	(3,360)
Cash flows from financing activities:
Payments of long-term debt	(1,808)	(6,944)
Payment of debt financing fees	(71)	—
Proceeds from exercise of stock options	15	2
Shares withheld to cover minimum tax withholdings on equity awards	(112)	(2)
Net proceeds (costs) from issuance of Ordinary shares in IPO	—	(1,167)
Net cash used in financing activities	(1,976)	(8,111)
Effect of exchange rates on cash, cash equivalents and restricted cash	(7)	—
Change in cash, cash equivalents and restricted cash	(6,399)	(5,308)
Cash, cash equivalents and restricted cash at beginning of period	122,359	101,395
Cash, cash equivalents and restricted cash at end of period	$115,960	$96,087

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$13,696	$—	$—	$13,696
Rental	—	13,959	—	13,959
Financing	1,048	—	—	1,048
Other	—	3,811	—	3,811
Total revenues	14,744	17,770	—	32,514
Gross profit:
Bulk water	7,189	—	—	7,189
Rental	—	7,503	—	7,503
Financing	1,048	—	—	1,048
Other	—	1,285	—	1,285
Total gross profit	8,237	8,788	—	17,025
Selling, general and administrative expenses	7,603	10,719	1,252	19,574
Income (loss) from operations	634	(1,931)	(1,252)	(2,549)
Other expense, net	(1,198)	(765)	(1,427)	(3,390)
Loss before income tax expense	(564)	(2,696)	(2,679)	(5,939)
Income tax expense (benefit)	494	(87)	—	407
Net loss	$(1,058)	$(2,609)	$(2,679)	$(6,346)

	Three Months Ended March 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$12,965	$—	$—	$12,965
Rental	—	12,804	—	12,804
Financing	1,183	—	—	1,183
Other	—	1,989	—	1,989
Total revenues	14,148	14,793	—	28,941
Gross profit:
Bulk water	5,919	—	—	5,919
Rental	—	7,050	—	7,050
Financing	1,183	—	—	1,183
Other	—	853	—	853
Total gross profit	7,102	7,903	—	15,005
Selling, general and administrative expenses	6,852	9,411	923	17,186
Income (loss) from operations	250	(1,508)	(923)	(2,181)
Other (expense) income, net	(2,191)	(1,033)	294	(2,930)
Loss before income tax expense	(1,941)	(2,541)	(629)	(5,111)
Income tax expense	814	76	—	890
Net loss	$(2,755)	$(2,617)	$(629)	$(6,001)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense, gain or loss on disposal of assets, acquisition‑related expenses, goodwill impairment charges, changes in deferred revenue related to our bulk water business, ERP system implementation charges for a SaaS solution and certain adjustments recorded in connection with purchase accounting for acquisitions.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(1,058)	$(2,609)	$(2,679)	$(6,346)
Depreciation and amortization	3,564	4,296	—	7,860
Interest expense, net	1,066	758	1,426	3,250
Income tax expense (benefit)	494	(87)	—	407
Share-based compensation expense	2,084	920	279	3,283
Loss on disposal of assets	229	324	—	553
Acquisition-related expenses	515	154	—	669
Changes in deferred revenue related to our bulk water business	301	—	—	301
ERP implementation charges for a SAAS solution	—	341	—	341
Adjusted EBITDA	$7,195	$4,097	$(974)	$10,318

Adjusted EBITDA Margin	48.8%	23.1%	—%	31.7%

	Three Months Ended March 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(2,755)	$(2,617)	$(629)	$(6,001)
Depreciation and amortization	3,594	3,535	—	7,129
Interest expense (income), net	2,009	1,033	(294)	2,748
Income tax expense	814	76	—	890
Share-based compensation expense	2,000	830	24	2,854
Loss on disposal of assets	—	268	—	268
Changes in deferred revenue related to our bulk water business	199	—	—	199
ERP implementation charges for a SAAS solution	—	696	—	696
Adjusted EBITDA	$5,861	$3,821	$(899)	$8,783

Adjusted EBITDA Margin	41.4%	25.8%	—%	30.3%

KEY METRICS

Principal collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to the contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a long-term receivable.  Prior to the adoption of the new revenue recognition standard on January 1, 2018, the principal and interest portions of these payments were not recognized as revenue in our consolidated financial statements and therefore were not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.  As a result of the adoption of the new revenue recognition standard, all financial information presented herein has been restated, including recording the interest portion of these payments as revenue and, thus, including them in Adjusted EBITDA and in determining Adjusted EBITDA Margin.  The principal collected on the Peru construction contract remains the only portion of these monthly payments that is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in the determination Adjusted EBITDA Margin.

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,188	$—	$—	$1,188

	Three Months Ended March 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,094	$—	$—	$1,094

Adjusted EBITDA plus Principal collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the principal we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the principal collected on the Peru construction contract is presented.

	Three Months Ended March 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$8,383	$4,097	$(974)	$11,506

	Three Months Ended March 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$6,955	$3,821	$(899)	$9,877